EXHIBIT 10.6

RETENTION AGREEMENT

This Retention Agreement (“Agreement”) is between Dialogic Inc. (“Dialogic”) and Robert Dennerlein (“Executive”) and is effective as of the 29th day of August 2014.

Whereas the Executive and Dialogic are parties to an offer letter dated September 6, 2013 as amended from time to time (“Employment Agreement”); and

Whereas the Dialogic Group wishes to further retain Executive as an employee and the Compensation Committee of Dialogic has recommended and the Board of Directors of Dialogic has approved that Dialogic enter into this Agreement with Executive.

NOW THEREFORE , in consideration of the promises and mutual covenants set forth herein, and other consideration, the receipt of which is hereby acknowledged, Dialogic and Executive agree as follows.

1.

The preamble of this Agreement forms an integral part of this Agreement as if it was recited at length herein.  All defined terms in this Agreement, which are not specifically defined herein, shall have the same definition as set out in the Employment Agreement.

2.

Dialogic (or Corporation) shall pay Executive the sum of $50,000 USD (“First Payment”) on or around September 15, 2014 (but in any event before October 1, 2014) provided that Executive is then an employee of the Dialogic Group.  Executive agrees to reimburse the entire First Payment to Dialogic (or Corporation) within 30 days of his termination of employment if he resigns his employment without Good Reason prior to November 28, 2014 or if Executive’s employment is terminated for Cause prior to November 28, 2014.

3.

Dialogic (or Corporation) shall pay Executive an additional sum of $50,000 USD (“Second Payment”) on or around March 15, 2015 (but in any event before May 15, 2015) provided that Executive remains an employee of the Dialogic Group through February 28, 2015.  Notwithstanding the foregoing, the Second Payment shall still be made if (A) the Executive resigns his employment with Good Reason prior to February 28, 2015 or Executive’s employment is terminated by the Dialogic Group without Cause prior to February 28, 2015 and (B) Executive complies with the requirements to receive Severance Benefits set forth in the Employment Agreement.

4.	The First Payment and Second Payment shall be subject to all standard payroll deductions and withholding taxes.
5.	The Employment Agreement remains unchanged and in full force and effect.

6.	This Agreement is intended to be exempt from the application of Code Section 409A.
7.	This Agreement shall be governed by the laws of the State of New Jersey and Annex A of the Employment Agreement shall be applicable to this Agreement.
8.

This Agreement expresses the entire agreement between Executive and Dialogic with respect to the subject matter hereto and cannot be amended except in writing. The parties acknowledge that they have retained legal counsel or been given the opportunity to retain legal counsel to advise them as relates to the provisions of this Agreement and that the Agreement was jointly drafted by both parties hereto.  If for any reason any provisions of this Agreement is held invalid, the other provisions will remain in effect insofar as is consistent with law.

DIALOGIC INC.

Per: /s/ Kevin Cook___________

Kevin Cook

President and CEO

EXECUTIVE

Per: /s/ Robert Dennerlein    _____

Robert Dennerlein

Executive Vice President, Finance and Chief Financial Officer